Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

June 8, 2009

Alliance One International Reports Continued Earnings Growth for Fiscal Year 2009

Morrisville, NC – June 8, 2009 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal year ended March 31, 2009.

Fiscal Year Results

For the year ended March 31, 2009, the Company reported net income of $132.6 million, or $1.50 per basic share, compared to net income of $16.9 million, or $0.19 per basic share, for the prior fiscal year.

Robert E. Harrison, Chief Executive Officer, said “By all measures Alliance One had a very solid year that fully met our expectations.  Our global and talented workforce executed extremely well against our plans in a turbulent environment, both from a supply and demand standpoint as well as from a highly volatile foreign exchange environment.  We were able to navigate through the various growing and selling seasons globally in close consultation with our large customer base to ensure that the economics along the supply chain were appropriate in order to ensure the security of future supply.  The scenario we see going forward as a result should reflect crop sizes sufficient to serve future demand, weather permitting.  We continue to work closely with our global farmer base to ensure their sustainability while using our significant agronomy resources to also ensure that best practices and total product integrity is being maintained in the face of increasing product regulation.

Mr. Harrison concluded, “Heading into the coming year our balance sheet is in good shape with strong liquidity and is well positioned to support future growth.  As we look forward global supply and demand remains dynamic with flue-cured tobacco near equilibrium and burley filler styles potentially in some degree of over supply due primarily to the large Malawi crop this year that should adjust itself the next.  Our global footprint, customer initiatives, new products and expense discipline are all contributing to our improved performance and our commitment to drive further shareholder value.”

Performance Summary for Fiscal Year 2009

The following is a brief overview of our financial results for the year ended March 31, 2009.  For additional information and a more detailed discussion of these results, please refer to our Annual Report on Form 10-K filed on June 8, 2009.

Sales and other operating revenue increased 12.3% to $2,258.2 million in 2009 as the result of a 25.3% increase in average sales prices and a $7.0 million increase in processing and other revenues in response to increased green tobacco and processing costs partially offset by a 10.4% decrease in quantities sold.

South America Region tobacco revenues increased $19.8 million, reflecting an increase in average sales prices substantially offset by a decrease in kilos in sold.  The increase in average sales price is primarily due to improved customer pricing in response to increased green tobacco and processing costs, while the decrease in volume is mainly attributable to reduced inventories carried over from last year and smaller crop sizes.

Other Region tobacco revenues increased $220.0 million or 20.2% primarily as a result of a $0.70 per kilo increase in average sales prices and a slight increase in quantities sold.  Average sales price increases due to improved customer pricing in response to increased green tobacco and processing costs, as well as increased byproduct volumes in the Africa region, were the main contributor to the increase in revenues in the Other Region operating segment.  Average sales prices and increased volumes as well as changing product mix in the Asia and North America regions also contributed significantly to the increase in revenues.  In Europe, improved customer pricing more than offset decreased volumes that resulted from the exit from the Greek and Spanish tobacco markets as well as reduced demand in Russia.  Processing and other revenues increased 8.9% from 2008 to $85.5 million in 2009 primarily as a result of increased processing volumes and prices in Africa.

Gross profit as a percentage of sales increased 44.1% from 2008 to $360.8 million in 2009 and gross profit percentage also increased from 12.4% in 2008 to 16.0% in 2009.

South America Region operating segment gross profit increased $26.1 million primarily as a result of the non-recurrence of significant grower bad debt and interstate trade tax provisions in the prior year.  In 2008, as a result of the poor quality of the 2006 crop and the resulting surplus quantities on hand combined with substantial increases in both green tobacco and tobacco processing costs for the 2006 and 2007 crops due to the strengthening Brazilian Real, 2007 crop production and purchases declined as expected.  The continued decline in market conditions again resulted in an increased grower bad debt provision for the 2007 crop.  As a result, a $37.5 million bad debt provision associated with farmer accounts related to the cumulative impact of the lower quality of the 2006 crop and smaller 2007 crop was recorded.  The positive impact on gross profit from the non-recurrence of these provisions in 2009 was partially offset by the impact of decreased volumes and net losses on derivative financial instruments.  During 2009, gross profit from sales of the 2008 crop remain negatively impacted by higher grower bad debt and other costs that result from the decreased supply of available tobacco volumes.  However, increased sales prices mitigate the impact of these higher costs.  The net impact to gross profit from derivative financial instruments was a reduction of $9.3 million compared to the prior year driven by Brazilian Real volatility.

Other Region gross profit increased $84.3 million mainly as the result of Africa and Asia.  Gross profit in Africa increased as a result of better sales prices and increased volumes combined with lower freight costs and lower period costs driven by more throughput due to increased third party processing.  Gross profit in Asia increased as a result of delayed shipments from the prior fiscal year into the current fiscal year, increased sales prices in Asia, changing product mix and lower freight costs.  Gross profit in Europe improved as a result of enhanced customer pricing, lower period costs and the favorable impact of exchange rates.  North America results remained relatively consistent with the prior year.

Selling, administrative and general expenses decreased 0.9% from 2008 to $156.0 million in 2009.  The decrease is primarily due to reduced travel, insurance and the movement of foreign currency exchange rates which were partially offset by increased incentive compensation costs.  The stronger U.S. dollar positively impacted expenses denominated in foreign currencies, including the Brazilian Real, the Euro and the Pound Sterling.  Foreign currency denominated expenses accounted for approximately 29.4% and 33.1% of the total selling, administrative and general expenses in 2009 and 2008, respectively.

Other income decreased $20.0 million to $0.2 million in 2009 from 2008 largely driven by gains of approximately $9.5 million and $7.0 million on the 2008 Malawi factory and Greek properties sales.  These sales occurred primarily during the fourth quarter of fiscal 2008. The remaining decrease in other income between 2008 and 2009 is related mainly to the change in gains on other sales of fixed assets.

Restructuring and asset impairment charges were $0.6 million in 2009 compared to $19.6 million in 2008.  The charges in 2009 are primarily employee severance charges related to the closure of an operation in Germany.  In 2008, asset impairment charges of $10.6 million were incurred mainly as a result of a $6.1 million charge from the CdF sale.  In addition, we reported a $2.7 million impairment charge related to long-lived assets in Turkey following anticipated reductions in future Turkish flue cured and burley tobacco volumes. The remaining restructuring charges of $9.0 million were mainly employee severance charges primarily in Malawi due to the sale of one of the Malawi factories, in Turkey due to the planned reductions in future volumes, in Brazil due to the sale of one of the operating facilities as previously disclosed and other employee severance charges as the execution of our merger integration plan continued.

Debt retirement expense of $1.0 million in 2009 and $5.9 million in 2008 relate to accelerated amortization of debt issuance costs as a result of debt prepayment and retirement in both years as well as other one time costs associated with the retirement of senior notes including premiums paid for the repurchase of the senior notes and other debt related fees.

Interest expense decreased $3.9 million from $101.9 million in 2008 to $98.0 million in 2009.  Interest expense decreased primarily due to the reduced impact of Brazilian farmer financing in 2009 compared to 2008 and lower average rates.  The decrease in expense was substantially offset by higher average borrowings driven by working capital requirements from higher farmer prices.

Interest income was $3.8 million in 2009 and $16.2 million in 2008.  The decrease of $12.4 million was largely due to lower cash balances and decreased interest income from Brazilian farmer refinancing in 2009 compared to the prior year.

Effective tax rates were a benefit of (20.1)% in 2009 and a benefit of (268.8)% in 2008.

Income from discontinued operations was $0.4 million in 2009 compared to $7.9 million in 2008.  The $7.5 million decrease is mainly due to gains on the sale of the remaining wool assets of $7.2 million in 2008.

Liquidity and Capital Resources

As of March 31, 2009, available credit lines and cash decreased 29.7% over the prior year to $489.8 million comprised of $87.7 million in cash, $362.0 million of credit lines and $40.1 million for letters of credit. The decrease is related to the Company’s selectivity following pricing increases and revised terms and conditions by some lenders as a reaction to the recent global financial crisis, as well as delayed timing of seasonal line renewals for new crop purchases based on market conditions that have dictated later purchasing in Brazil, Argentina and Malawi.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

Fiscal Year 2009 Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal year ended March 31, 2009, on June 8, 2009 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET Monday, June 8 through 8:00 P.M. ET Saturday, June 13. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 1412376.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers.  Additional factors that could cause AOI’s results to differ materially from those described in forward-looking statements can be found in AOI’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

Condensed Statement of Consolidated Operations	Twelve Months
	March 31
(Unaudited - 000's Except Per Share Data)	2009	2008

Sales and other operating revenues	$2,258,219	$2,011,503
Cost of goods and services sold	1,897,380	1,761,111
Gross Profit	360,839	250,392
Selling, administrative and general expenses	156,000	157,405
Other income, net	214	20,188
Restructuring and asset impairment charges	591	19,580

Operating income	204,462	93,595

Debt retirement expense	954	5,909
Interest expense	97,984	101,885
Interest income	3,808	16,245
Derivative financial instruments recovery	-	-
Income tax expense (benefit)	(22,020)	(5,499)
Equity in net income of investee companies	1,478	1,829
Minority interests expense	679	368
Income from continuing operations	132,151	9,006
Income from discontinued operations, net of tax	407	7,855
Cumulative effect of accounting changes, net of taxes	-	-
Net Income	$ 132,558	$ 16,861

Basic Earnings Per Share:
Income from continuing operations	$1.50	$0.10
Income from discontinued operations	-	0.09
Net income	$1.50	$0.19

Diluted Earnings Per Share:
Income from continuing operations	$1.49	$0.10
Income from discontinued operations	-	0.09
Net income	$1.49	$0.19

Average number of shares outstanding:
Basic	88,359	88,100
Diluted	89,061	89,462